Exhibit 99

UTC REPORTS FULL YEAR 2014 RESULTS, UPDATES 2015 OUTLOOK

•	EPS of $6.82, up 10% versus the prior year

•	Sales of $65.1 billion, including 4% organic growth

•	Segment margins up 90 bps to 16.6%, ex. restructuring and one-time items

•	2015 EPS expectation updated to $6.85 to $7.05, from $7.00 to $7.20 driven by FX
HARTFORD, Conn., Jan. 26, 2015 - United Technologies Corp. (NYSE:UTX) reported full year 2014 earnings per share of $6.82 and net income attributable to common shareowners of $6.2 billion, up 10 percent and 9 percent, respectively over the prior year. Sales of $65.1 billion were 4 percent above prior year including 4 points of organic growth. Segment operating margin was 15.2 percent, 10 basis points lower than prior year. Adjusted for restructuring and one-time items, segment operating margin was 16.6 percent. Cash flow from operations of $7.3 billion, less capital expenditures of $1.7 billion, was 90 percent of net income attributable to common shareowners.
“UTC delivered double digit earnings growth in 2014 despite a slower than expected global economy,” said Gregory Hayes, UTC President & Chief Executive Officer. “Strong conversion on solid topline growth, continued cost reductions and benefits from lower pension expense drove the double digit earnings increase for the year. We delivered 90 basis points of margin expansion even as we continued to invest for the future.”
Earnings per share for the fourth quarter of $1.62 included $0.09 of restructuring costs and $0.17 of net unfavorable one-time items. The prior year quarter included $0.11 of restructuring costs and $0.02 of favorable one-time items. Adjusted for restructuring and net one-time items in both years, earnings per share grew 13 percent, with segment operating margins of 16.5 percent. Sales of $17.0 billion increased 1 percent, reflecting the benefit of organic growth (4 points) partially offset by unfavorable foreign exchange (3 points).
Otis new equipment orders in the quarter increased 12 percent over the prior year at constant currency. Equipment orders at UTC Climate, Controls & Security increased 11 percent. Commercial aftermarket sales were down 6 percent at Pratt & Whitney on a tough compare, and up 5 percent at UTC Aerospace Systems.
“We saw good organic growth throughout the year,” added Hayes. “Based on solid backlog and continued orders strength, we see topline momentum as we enter 2015; our business fundamentals and operational expectations have not changed. However, with the continuing strengthening of the US dollar, as well as additional pension discount rate headwind, we now expect 2015 EPS of $6.85 to $7.05, on sales of $65 to $66 billion.”
UTC expects to invest $1.7 billion in capital expenditures in 2015, and continues to estimate cash flow from operations less capital expenditures in the range of 90 to 100 percent of net income attributable to common shareowners. The company now expects share repurchase of $3 billion and acquisitions of approximately $1 billion in 2015, following $1.5 billion and $530 million, respectively, in 2014.
United Technologies Corp., based in Hartford, Connecticut, provides high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com. To learn more about UTC, visit the website or follow the company on Twitter: @UTC

All financial results and projections reflect continuing operations unless otherwise noted. The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow, including a reconciliation of differences between non-GAAP measures used in this release and the comparable financial measures calculated in accordance with generally accepted accounting principles in the United States.
This press release includes statements that constitute “forward-looking statements” under the securities laws. Forward-looking statements often contain words such as “believe,” “expect,” “plans,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and similar terms. Forward-looking statements may include, among other things, statements relating to future and estimated sales, earnings, cash flow, charges, expenditures, share repurchases and other measures of financial performance. All forward-looking statements involve risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties include, without limitation, the effect of economic conditions in the markets in which we operate, including financial market conditions, fluctuation in commodity prices, interest rates and foreign currency exchange rates; future levels of research and development spending; levels of end market demand in construction and in the aerospace industry; levels of air travel; financial condition of commercial airlines; the impact of government budget and funding decisions on the economy; changes in government procurement priorities and funding; weather conditions and natural disasters; delays and disruption in delivery of materials and services from suppliers; company and customer directed cost reduction efforts and restructuring costs and consequences thereof; the impact of acquisitions, dispositions, joint ventures and similar transactions; the development and production of new products and services; the impact of diversification across product lines, regions and industries; the impact of legal proceedings, investigations and other contingencies; pension plan assumptions and future contributions; the effect of changes in tax, environmental and other laws and regulations and political conditions; and other factors beyond our control. The level of share repurchases depends upon market conditions and the level of other investing activities and uses of cash. The forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statements as of a later date. For additional information identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see our reports on Forms 10-K, 10-Q and 8-K filed with the SEC from time to time, including, but not limited to, the information included in UTC's Forms 10-K and 10-Q under the headings “Business,” “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” and in the notes to the financial statements included in UTC's Forms 10-K and 10-Q.

UTC-IR
# # #

United Technologies Corporation
Condensed Consolidated Statement of Operations

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions, except per share amounts)	2014	2013	2014	2013
Net Sales	$16,996	$16,759	$65,100	$62,626
Costs and Expenses:
Cost of products and services sold	12,360	12,284	47,447	45,321
Research and development	668	658	2,635	2,529
Selling, general and administrative	1,701	1,721	6,500	6,718
Total Costs and Expenses	14,729	14,663	56,582	54,568
Other income, net	303	234	1,251	1,151
Operating profit	2,570	2,330	9,769	9,209
Interest expense, net	265	218	882	897
Income from continuing operations before income taxes	2,305	2,112	8,887	8,312
Income tax expense	730	561	2,264	2,238
Income from continuing operations	1,575	1,551	6,623	6,074
Less: Noncontrolling interest in subsidiaries' earnings from continuing operations	102	102	403	388
Income from continuing operations attributable to common shareowners	1,473	1,449	6,220	5,686
Discontinued Operations:
Income from operations	—	—	—	63
Loss on disposal	—	(3)	—	(33)
Income tax benefit	—	17	—	5
Income from discontinued operations attributable to common shareowners	—	14	—	35
Net income attributable to common shareowners	$1,473	$1,463	$6,220	$5,721
Earnings Per Share of Common Stock - Basic:
From continuing operations attributable to common shareowners	$1.64	$1.61	$6.92	$6.31
From discontinued operations attributable to common shareowners	—	0.02	—	0.04
Earnings Per Share of Common Stock - Diluted:
From continuing operations attributable to common shareowners	$1.62	$1.58	$6.82	$6.21
From discontinued operations attributable to common shareowners	—	0.02	—	0.04
Weighted Average Number of Shares Outstanding:
Basic shares	895	901	898	901
Diluted shares	907	917	912	915
As described on the following pages, consolidated results for the quarters and years ended December 31, 2014 and 2013 include restructuring costs and non-recurring items that management believes should be considered when evaluating the underlying financial performance.
See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation
Segment Net Sales and Operating Profit

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions)	2014	2013	2014	2013
Net Sales
Otis	$3,336	$3,344	$12,982	$12,484
UTC Climate, Controls & Security	4,192	4,192	16,823	16,809
Pratt & Whitney	4,023	4,089	14,508	14,501
UTC Aerospace Systems	3,594	3,451	14,215	13,347
Sikorsky	2,086	1,897	7,451	6,253
Segment Sales	17,231	16,973	65,979	63,394
Eliminations and other	(235)	(214)	(879)	(768)
Consolidated Net Sales	$16,996	$16,759	$65,100	$62,626

Operating Profit
Otis	$674	$684	$2,640	$2,590
UTC Climate, Controls & Security	623	622	2,782	2,590
Pratt & Whitney	547	464	2,000	1,876
UTC Aerospace Systems	588	517	2,355	2,018
Sikorsky	298	189	219	594
Segment Operating Profit	2,730	2,476	9,996	9,668
Eliminations and other	(27)	(10)	261	22
General corporate expenses	(133)	(136)	(488)	(481)
Consolidated Operating Profit	$2,570	$2,330	$9,769	$9,209

Segment Operating Profit Margin
Otis	20.2%	20.5%	20.3%	20.7%
UTC Climate, Controls & Security	14.9%	14.8%	16.5%	15.4%
Pratt & Whitney	13.6%	11.3%	13.8%	12.9%
UTC Aerospace Systems	16.4%	15.0%	16.6%	15.1%
Sikorsky	14.3%	10.0%	2.9%	9.5%
Segment Operating Profit Margin	15.8%	14.6%	15.2%	15.3%

As described on the following pages, consolidated results for the quarters and years ended December 31, 2014 and 2013 include restructuring costs and non-recurring items that management believes should be considered when evaluating the underlying financial performance.

United Technologies Corporation
Restructuring Costs and Non-Recurring Items Included in Consolidated Results

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
In Millions - Income (Expense)	2014	2013	2014	2013
Non-Recurring items included in Net Sales:
Sikorsky	$—	$—	$830	$—

Restructuring Costs included in Operating Profit:
Otis	$(34)	$(20)	$(87)	$(88)
UTC Climate, Controls & Security	(34)	(31)	(116)	(97)
Pratt & Whitney	(9)	(32)	(64)	(154)
UTC Aerospace Systems	(46)	(27)	(82)	(92)
Sikorsky	3	(25)	(14)	(50)
Eliminations and other	(5)	(1)	(5)	—
	(125)	(136)	(368)	(481)
Non-Recurring items included in Operating Profit:
UTC Climate, Controls & Security	—	17	30	55
Pratt & Whitney	—	—	1	168
Sikorsky	—	—	(466)	—
Eliminations and other	—	—	220	—
	—	17	(215)	223
Total impact on Consolidated Operating Profit	(125)	(119)	(583)	(258)
Non-Recurring items included in Interest Expense, Net	(55)	12	(11)	48
Tax effect of restructuring and non-recurring items above	30	15	185	54
Non-Recurring items included in Income Tax Expense	(87)	13	284	154
Impact on Net Income from Continuing Operations Attributable to Common Shareowners	$(237)	$(79)	$(125)	$(2)
Impact on Diluted Earnings Per Share from Continuing Operations	$(0.26)	$(0.09)	$(0.14)	$—

Details of the non-recurring items for the quarters and years ended December 31, 2014 and 2013 above are as follows:
Quarter Ended December 31, 2014
Interest Expense, Net:

•
Approximately $143 million of unfavorable pre-tax interest accruals related to the ongoing dispute with German tax authorities concerning a 1998 reorganization of the corporate structure of Otis operations in Germany.

•
Approximately $88 million of favorable pre-tax interest adjustments, primarily related to conclusion of litigation and the resolution of disputes with the Appeals Division of the IRS regarding Goodrich Corporation’s 2000 to 2010 tax years.

Income Tax Expense:

•
Approximately $267 million of unfavorable income tax accruals related to the ongoing dispute with German tax authorities concerning a 1998 reorganization of the corporate structure of Otis operations in Germany.

•	Approximately $180 million favorable tax adjustment primarily associated with management’s decision to repatriate additional high taxed dividends in 2014.
Quarter Ended September 30, 2014
UTC Climate, Controls & Security: Approximately $30 million net gain from UTC Climate, Controls & Security's ongoing portfolio transformation, primarily due to a gain on the sale of an interest in a joint venture in North America.
Pratt & Whitney: Approximately $83 million net gain, primarily as a result of fair value adjustments related to a business acquisition.
Interest Expense, Net: Approximately $23 million of favorable pre-tax interest adjustments, primarily related to the resolution of disputes with the Appeals Division of the IRS for the Company's 2006 - 2008 tax years.
Income Tax Expense: Approximately $118 million of favorable income tax adjustments, primarily related to the resolution of disputes with the Appeals Division of the IRS for the Company's 2006 - 2008 tax years.
Quarter Ended June 30, 2014
Pratt & Whitney:

•	Approximately $60 million charge to adjust the fair value of a Pratt & Whitney joint venture investment.

•	Approximately $22 million charge for impairment of assets related to a joint venture.
Sikorsky:

•
A cumulative adjustment to record $830 million in sales and $438 million in losses based upon the change in estimate required for the contractual amendments signed with the Canadian Government on the Maritime Helicopter program.

•	Approximately $28 million charge for the impairment of a Sikorsky joint venture investment.
Eliminations & Other: Approximately $220 million gain on an agreement with a state taxing authority for the monetization of tax credits.
Interest Expense, Net: Approximately $21 million of favorable pre-tax interest adjustments, primarily related to the conclusion of the IRS's examination of the Company's 2009 and 2010 tax years.
Income Tax Expense: Approximately $253 million of favorable income tax adjustments related to the conclusion of the IRS's examination of the Company's 2009 and 2010 tax years, as well as the settlement of state income taxes related to the disposition of the Hamilton Sundstrand Industrials businesses.
Quarter Ended December 31, 2013
UTC Climate, Controls & Security: Approximately $17 million net gain from UTC Climate, Controls & Security's ongoing portfolio transformation, primarily due to a gain on the sale of a business in Australia.
Interest Expense, Net: Approximately $12 million of favorable pre-tax interest adjustments related to the resolution of a dispute with the IRS for the legacy Goodrich 2001 - 2006 tax years.
Income Tax Expense: Approximately $13 million of favorable income tax adjustments related to the resolution of a dispute with the IRS for the legacy Goodrich 2001 - 2006 tax years.

Quarter Ended September 30, 2013
Pratt & Whitney: Approximately $25 million charge to adjust the fair value of a Pratt & Whitney joint venture investment.
Income Tax Expense: Favorable tax benefit of approximately $24 million as a result of a U.K. tax rate reduction enacted in July 2013.
Quarter Ended June 30, 2013
Pratt & Whitney: Approximately $193 million gain from the sale of the Pratt & Whitney Power Systems business. This gain was not reclassified to "Discontinued Operations" due to our expected level of continuing involvement in the business post disposition.
Interest Expense, Net: Approximately $36 million of favorable pre-tax interest adjustments related to settlements for the Company's tax years prior to 2006, as well as the conclusion of certain IRS examinations of 2009 and 2010 tax years.
Income Tax Expense: Approximately $22 million of favorable income tax adjustments related to the conclusion of certain IRS examinations of 2009 and 2010 tax years.
Quarter Ended March 31, 2013
UTC Climate, Controls & Security: Approximately $38 million net gain from UTC Climate, Controls & Security's ongoing portfolio transformation, primarily due to a gain on the sale of a business in Hong Kong.
Income Tax Expense:  Approximately $95 million of favorable income tax adjustments as a result of the enactment of the American Taxpayer Relief Act of 2012 in January 2013. The $95 million is primarily related to the retroactive extension of the research and development credit to 2012.

United Technologies Corporation
Segment Net Sales and Operating Profit Adjusted for Restructuring Costs and Non-Recurring Items (as reflected on the previous pages)

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions)	2014	2013	2014	2013
Net Sales
Otis	$3,336	$3,344	$12,982	$12,484
UTC Climate, Controls & Security	4,192	4,192	16,823	16,809
Pratt & Whitney	4,023	4,089	14,508	14,501
UTC Aerospace Systems	3,594	3,451	14,215	13,347
Sikorsky	2,086	1,897	6,621	6,253
Segment Sales	17,231	16,973	65,149	63,394
Eliminations and other	(235)	(214)	(879)	(768)
Consolidated Net Sales	$16,996	$16,759	$64,270	$62,626

Adjusted Operating Profit
Otis	$708	$704	$2,727	$2,678
UTC Climate, Controls & Security	657	636	2,868	2,632
Pratt & Whitney	556	496	2,063	1,862
UTC Aerospace Systems	634	544	2,437	2,110
Sikorsky	295	214	699	644
Segment Operating Profit	2,850	2,594	10,794	9,926
Eliminations and other	(26)	(9)	42	22
General corporate expenses	(129)	(136)	(484)	(481)
Adjusted Consolidated Operating Profit	$2,695	$2,449	$10,352	$9,467

Adjusted Segment Operating Profit Margin
Otis	21.2%	21.1%	21.0%	21.5%
UTC Climate, Controls & Security	15.7%	15.2%	17.0%	15.7%
Pratt & Whitney	13.8%	12.1%	14.2%	12.8%
UTC Aerospace Systems	17.6%	15.8%	17.1%	15.8%
Sikorsky	14.1%	11.3%	10.6%	10.3%
Adjusted Segment Operating Profit Margin	16.5%	15.3%	16.6%	15.7%

United Technologies Corporation
Condensed Consolidated Balance Sheet

	December 31,	December 31,
	2014	2013
(Millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$5,235	$4,619
Accounts receivable, net	11,317	11,458
Inventories and contracts in progress, net	9,865	10,330
Other assets, current	3,341	3,035
Total Current Assets	29,758	29,442
Fixed assets, net	9,276	8,866
Goodwill	27,796	28,168
Intangible assets, net	15,560	15,521
Other assets	8,899	8,597
Total Assets	$91,289	$90,594

Liabilities and Equity
Short-term debt	$1,922	$500
Accounts payable	6,967	6,965
Accrued liabilities	14,006	15,335
Total Current Liabilities	22,895	22,800
Long-term debt	17,872	19,741
Other long-term liabilities	17,818	14,723
Total Liabilities	58,585	57,264
Redeemable noncontrolling interest	140	111
Shareowners' Equity:
Common Stock	15,185	14,638
Treasury Stock	(21,922)	(20,431)
Retained earnings	44,611	40,539
Accumulated other comprehensive loss	(6,661)	(2,880)
Total Shareowners' Equity	31,213	31,866
Noncontrolling interest	1,351	1,353
Total Equity	32,564	33,219
Total Liabilities and Equity	$91,289	$90,594

Debt Ratios:
Debt to total capitalization	38%	38%
Net debt to net capitalization	31%	32%

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions)	2014	2013	2014	2013
Operating Activities of Continuing Operations:
Income from continuing operations	$1,575	$1,551	$6,623	$6,074
Adjustments to reconcile net income from continuing operations to net cash flows provided by operating activities of continuing operations:
Depreciation and amortization	489	486	1,907	1,821
Deferred income tax provision	258	228	376	242
Stock compensation cost	37	59	240	275
Change in working capital	149	264	(1,247)	(199)
Global pension contributions	(314)	(37)	(517)	(108)
Other operating activities, net	116	62	(46)	(600)
Net cash flows provided by operating activities of continuing operations	2,310	2,613	7,336	7,505
Investing Activities of Continuing Operations:
Capital expenditures	(557)	(641)	(1,711)	(1,688)
Acquisitions and dispositions of businesses, net	76	65	(58)	1,409
Increase in collaboration intangible assets	(134)	(175)	(593)	(722)
Other investing activities, net	(212)	(113)	57	(463)
Net cash flows used in investing activities of continuing operations	(827)	(864)	(2,305)	(1,464)
Financing Activities of Continuing Operations:
Issuance (repayment) of long-term debt, net	17	(976)	(206)	(2,770)
(Decrease) increase in short-term borrowings, net	(218)	91	(346)	(113)
Dividends paid on Common Stock	(510)	(512)	(2,048)	(1,908)
Repurchase of Common Stock	(405)	(200)	(1,500)	(1,200)
Other financing activities, net	(69)	(116)	(159)	51
Net cash flows used in financing activities of continuing operations	(1,185)	(1,713)	(4,259)	(5,940)
Discontinued Operations:
Net cash used in operating activities	—	(25)	—	(628)
Net cash provided by investing activities	—	—	—	351
Net cash flows used in discontinued operations	—	(25)	—	(277)
Effect of foreign exchange rate changes on cash and cash equivalents	(98)	(13)	(156)	(41)
Net increase (decrease) in cash and cash equivalents	200	(2)	616	(217)
Cash and cash equivalents, beginning of period	5,035	4,621	4,619	4,836
Cash and cash equivalents of continuing operations, end of period	$5,235	$4,619	$5,235	$4,619

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation
Free Cash Flow Reconciliation

	Quarter Ended December 31,
	(Unaudited)
(Millions)	2014		2013

Net income from continuing operations attributable to common shareowners	$1,473		$1,449
Net cash flows provided by operating activities of continuing operations	$2,310		$2,613
Net cash flows provided by operating activities of continuing operations as a percentage of net income from continuing operations attributable to common shareowners		157%		180%
Capital expenditures	(557)		(641)
Capital expenditures as a percentage of net income from continuing operations attributable to common shareowners		(38)%		(44)%
Free cash flow from continuing operations	$1,753		$1,972
Free cash flow from continuing operations as a percentage of net income from continuing operations attributable to common shareowners		119%		136%

	Year Ended December 31,
	(Unaudited)
(Millions)	2014		2013

Net income attributable to common shareowners from continuing operations	$6,220		$5,686
Net cash flows provided by operating activities of continuing operations	$7,336		$7,505
Net cash flows provided by operating activities of continuing operations as a percentage of net income attributable to common shareowners from continuing operations		118%		132%
Capital expenditures	(1,711)		(1,688)
Capital expenditures as a percentage of net income attributable to common shareowners from continuing operations		(28)%		(30)%
Free cash flow from continuing operations	$5,625		$5,817
Free cash flow from continuing operations as a percentage of net income attributable to common shareowners from continuing operations		90%		102%
Notes to Condensed Consolidated Financial Statements

(1)
Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)
Organic sales growth represents the total reported increase within the Corporation's ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items.

(3)
Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by UTC. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing UTC's ability to fund its activities, including the financing of acquisitions, debt service, repurchases of UTC's common stock and distribution of earnings to shareholders. Other companies that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities, prepared in accordance with generally accepted accounting principles, to free cash flow is shown above.